Exhibit 99.1
JOINT FILING AGREEMENT
     The undersigned each agree that the statement on Schedule 13D, as amended, relating to the Class A Common Stock, $.001 par value, of Orion HealthCorp Inc. (i) is adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13D, as amended, will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, apply to each of them. This agreement may be terminated with respect to the obligation to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to the other persons signatory hereto.
     IN WITNESS WHEREOF, the undersigned hereby execute the Joint Filing Agreement as of the date set forth below.

Dated: December 11, 2006	/s/ Dennis Cain

DENNIS CAIN

Dated: December 11, 2006	/s/ Valerie Cain

VALERIE CAIN

Dated: December 11, 2006	D/V CAIN FAMILY, L.P.

	By:	D/V Cain Management, L.L.C., General Partner

	By:	/s/ Dennis Cain

Dennis Cain, Manager

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